                                                                    EXHIBIT 11.2

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
                    (in thousands except for per share data)
                    ----------------------------------------


                                                                     FIRST QUARTER ENDED
                                                                     -------------------
                                                                     NOV. 3,    OCT. 29,
                                                                       1996       1995
                                                                     --------   --------
Net income applicable to primary earnings per
  common share                                                        $ 3,358    $   482

Add back interest and issue expense on
  convertible debentures and notes - net of tax adjustment                250      1,888
                                                                      -------    -------

Net income applicable to fully diluted earnings per share             $ 3,608    $ 2,370
                                                                      =======    =======

Average number of shares outstanding on  a fully diluted basis:

    Shares used in calculating primary earnings per share              23,434     18,682
    Shares issuable on conversion of debentures and notes               1,905      8,225
                                                                      -------    -------

Average number of shares outstanding on
  a fully diluted basis                                                25,339     26,907
                                                                      =======    =======

Fully diluted net income per average common share                     $  0.14    $  0.09
                                                                      =======    =======

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Note:
Fully diluted net income per average share is not presented in the Company's
Consolidated Statements of Operations as the effect of the assumed conversion of the Company's convertible debentures and notes was anti-dilutive.

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